CONTACT:

David W. Fry
Executive Vice President, Treasurer and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION REPORTS FOURTH QUARTER EARNINGS INCREASE OF 51 PERCENT FROM PRIOR YEAR QUARTER AND FULL YEAR EARNINGS INCREASE OF 10 PERCENT FROM PRIOR YEAR

2008 FULL YEAR AND FOURTH QUARTER HIGHLIGHTS AND OTHER SIGNIFICANT EVENTS

•	CORE EARNINGS FOR THE YEAR WERE A RECORD AT $24.9 MILLION, CORE EPS OF $1.23; CORE EARNINGS FOR THE 4TH QUARTER WERE $6.3 MILLION, CORE EPS OF $0.31.

•	NET INCOME PER SHARE WAS $1.10 FOR THE YEAR AND $0.31 FOR THE 4TH QUARTER.

•	NET INTEREST INCOME FOR THE 4TH QUARTER AND FULL YEAR OF $22.8 MILLION AND $87.7 MILLION, RESPECTIVELY, WERE AT RECORD LEVELS.

•	INCREASED CAPITAL $70.0 MILLION THROUGH ISSUANCE OF PREFERRED SHARES TO U.S. TREASURY.

•	LOANS, NET GREW $258.5 MILLION, OR 9.6%, FOR THE YEAR TO OVER $2.9 BILLION.

•	DEPOSITS GREW $434.7 MILLION, OR 21.7%, FOR THE YEAR TO OVER $2.4 BILLION.

•	NET CHARGE-OFFS FOR 2008 WERE 0.04% OF AVERAGE LOANS.

•	TOTAL NON-PERFORMING ASSETS AT DECEMBER 31, 2008 WERE 1.03% OF TOTAL ASSETS.

•	$2.0 MILLION PROVISION RECORDED FOR LOAN LOSSES IN 4TH QUARTER.

•	$0.6 MILLION AFTER-TAX OTHER-THAN-TEMPORARY IMPAIRMENT CHARGE RECORDED IN THE 4TH QUARTER ON FREDDIE MAC AND FANNIE MAE PREFERRED STOCK.

•	$0.8 MILLION AFTER-TAX NET GAIN RECORDED IN 4TH QUARTER ON FINANCIAL ASSETS AND FINANCIAL LIABILITIES CARRIED AT FAIR VALUE UNDER SFAS NO.159.

•	REGULATORY CAPITAL RATIOS AT DECEMBER 31, 2008 WERE 7.92% FOR CORE CAPITAL AND 13.02% FOR RISK-WEIGHTED CAPITAL.

LAKE SUCCESS, NY – January 27, 2009 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced record core earnings for the year, and increases in net income for the year and fourth quarter over comparable prior year periods.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report record core earnings for the year ended December 31, 2008 of $24.9 million, an increase of $3.6 million from the year ended December 31, 2007. Core diluted earnings per share for the year ended December 31, 2008 were $1.23, an increase of $0.16, or 15.0%, from that reported for the prior year. Our strong operating performance for 2008 was primarily driven by an increase of $16.8 million in net interest income, as the net interest margin for the year ended December 31, 2008 improved over the prior year by 16 basis points to 2.60%, and total assets increased $595.0 million, or 17.7%.

“2008 was a challenging and difficult year for the banking industry and the economy as a whole. The nation’s economy has been in a recession since December 2007. Several major banks and thrifts either failed and were taken over by the FDIC or were acquired by stronger financial institutions. The banking industry incurred significant loan losses and impairment charges during the year. We recorded after-tax, non-cash, other-than-temporary impairment charges on our holdings of Fannie Mae and Freddie Mac preferred stock, and our non-performing loans increased significantly. We have taken a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. When deemed appropriate, we have been developing short-term payment plans that enable borrowers to bring their loans current, generally within six to nine months. As a result, charge-offs of loans during 2008 were only $1.2 million, or 0.04% of average loans. We grew lower risk assets during the year and funded them with less expensive deposits and borrowings to generate improved cash flows and improved operating results.

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Flushing Financial Corporation
January 27, 2009
Page Two

“Throughout this recessionary environment, we have remained a profitable, “well capitalized” institution, so it was not without significant consideration that we elected to participate in the U.S. Treasury’s (“Treasury”) Capital Purchase Program (“CPP”). On December 19, 2008, we issued 70,000 shares of preferred stock and a warrant to purchase 751,611 shares of the Company’s common stock (at $13.97 per share) to the Treasury for an aggregate purchase price of $70.0 million. We did so because our historically strong ability to grow deposits and make quality loans enables the Bank to put this additional capital to good work. Since we received this investment, we have extended over $43 million to residential and commercial borrowers in the New York metropolitan area. Our job as a community bank will be to use these funds to help generate economic activity and provide a positive financial return for the U.S. taxpayer and our shareholders.

“Our cost of funds continued to decline in the fourth quarter of 2008, although it has improved at a slower pace than earlier in the year, primarily due to the residual effect of the Federal Open Market Committee (“FOMC”) rate reductions, which lowered the overnight rate from 4.25% at December 31, 2007 to essentially zero as of December 31, 2008. These rate reductions, combined with a decrease in rate-based deposit competition in the New York Market, translated into a reduction in our funding costs as we took advantage of several funding sources, mixing rate reductions with duration increases. As a result, we were able to reduce our cost of funds to 3.85% for the fourth quarter of 2008, a decline of 69 basis points from the fourth quarter of 2007.

“We continued to implement the key elements of our strategic plan as we worked towards transitioning to a more “commercial-like” bank. We have increased the balances of our transaction accounts by $195.3 million, or 139%, during the year as more business, consumer and municipal customers chose Flushing products for their needs.

“As we continue to grow the balance sheet, we are mindful of asset quality and our capital requirements. The Bank continues to be well-capitalized under regulatory requirements, with tangible and risk-weighted capital ratios of 7.92% and 13.02%, respectively, at December 31, 2008.”

Core earnings, which exclude certain non-operating items, were $6.3 million for the fourth quarter of 2008, an increase of $0.4 million, from the $6.0 million earned for the fourth quarter of 2007. Core diluted earnings per share were $0.31 per diluted share for the fourth quarter of 2008, an increase of $0.01 from the $0.30 per diluted share recorded in the fourth quarter of 2007.

Core earnings for the year ended December 31, 2008 were $24.9 million, or $1.23 per diluted share, an increase of $3.6 million, or $0.16 per diluted share from the $21.3 million, or $1.07 per diluted share, for the year ended December 31, 2007.

Net income for the three months ended December 31, 2008 was $6.5 million, an increase of $2.2 million, or 51.0%, from the $4.3 million earned in the fourth quarter of 2007. Diluted earnings per share for the fourth quarter were $0.31, an increase of $0.09, or 41.0%, from the $0.22 earned in the comparable quarter a year ago. The increase in net income for the fourth quarter of 2008 compared to the fourth quarter of 2007 was attributed to a $4.6 million increase in net interest income combined with a reduction of $3.5 million in other-than-temporary impairment charges, partially offset by a $2.0 million increase in the provision for loan losses and a $1.5 million increase in non-interest expense due to the growth of the Bank and an increase in Federal Deposit Insurance Corporation (“FDIC”) deposit insurance expense.

Net income for the year ended December 31, 2008 was $22.3 million, an increase of $2.1 million, or 10.3%, from the $20.2 million earned in the year ended December 31, 2007. Diluted earnings per share for the year ended December 31, 2008 were $1.10, an increase of $0.08, or 7.8%, from the $1.02 earned in the comparable 2007 period.

Core earnings and net income both reflect provisions for loan losses of $2.0 million and $5.6 million recorded in the fourth quarter and full year of 2008, respectively. The Bank experienced an increase in non-performing loans of $21.5 million and $34.1 million for the fourth quarter and full year of 2008, respectively. Total non-performing loans were $40.0 million at December 31, 2008. The increase in the provision for loan losses recorded during the fourth quarter and full year of 2008 were determined necessary by management as a result of the regular quarterly analyses of the allowance for loan losses.

For a reconciliation of core earnings and core earnings per share to accounting principles generally accepted in the United States (“GAAP”) net income and GAAP earnings per share, please refer to the tables in the section titled “Reconciliation of GAAP and Core Earnings”.

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Flushing Financial Corporation
January 27, 2009
Page Three

Earnings Summary - Three Months Ended December 31, 2008

For the three months ended December 31, 2008, net interest income was $22.8 million, an increase of $4.6 million, or 25.0%, from $18.2 million for the three months ended December 31, 2007. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $422.4 million, to $3,573.9 million for the quarter ended December 31, 2008, combined with an increase in the net interest spread of 28 basis points to 2.39% for the quarter ended December 31, 2008 from 2.11% for the comparable period in 2007. The yield on interest-earning assets decreased 41 basis points to 6.24% for the three months ended December 31, 2008 from 6.65% in the three months ended December 31, 2007. However, this was more than offset by a decline in the cost of funds of 69 basis points to 3.85% for the three months ended December 31, 2008 from 4.54% for the comparable prior year period. The net interest margin improved 24 basis points to 2.55% for the three months ended December 31, 2008 from 2.31% for the three months ended December 31, 2007. Excluding prepayment penalty income, the net interest margin would have been 2.44% and 2.21% for the three month periods ended December 31, 2008 and 2007, respectively.

The decline in the yield of interest-earning assets was primarily due to a 36 basis point reduction in the yield of the loan portfolio combined with a $171.3 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits, with each having a lower yield than the average yield of total interest-earning assets. The yield was also negatively affected by the suspension of dividends paid on preferred stock issued by both Freddie Mac and Fannie Mae. The 36 basis point decline in the yield of the loan portfolio to 6.53% for the three months ended December 31, 2008 from 6.89% for the three months ended December 31, 2007, was primarily the result of adjustable rate loans adjusting down, as rates have declined throughout 2008. Additionally, an increase in non-accrual loans has reduced the yield of the loan portfolio. However, the yield on mortgage loans was positively impacted by the average rate on mortgage loans originated during the past twelve months being higher than the average rate of both the existing loan portfolio and mortgage loans which were paid-in-full during the period. The yield on the mortgage loan portfolio declined 30 basis points to 6.55% for the three months ended December 31, 2008 from 6.85% for the three months ended December 31, 2007. The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 32 basis points to 6.41% for the three months ended December 31, 2008 from 6.73% for the three months ended December 31, 2007. The decline in the yield of interest-earning assets was partially offset by an increase of $251.1 million in the average balance of the loan portfolio to $2,927.8 million for the three months ended December 31, 2008.

The decrease in the cost of interest-bearing liabilities is primarily attributed to the FOMC lowering the overnight interest rate to a range of 0.00% to 0.25% as of December 31, 2008. Certificates of deposit, money market accounts and saving accounts decreased 86 basis points, 141 basis points and 84 basis points respectively, for the three months ended December 31, 2008 compared to the three months ended December 31, 2007. NOW accounts increased 43 basis points for the three months ended December 31, 2008 compared to the three months ended December 31, 2007. This increase in the average cost of NOW accounts is due to the introduction and promotion of new products which, although carrying a higher rate than other products in these types of accounts, had a lower rate during the quarter ended December 31, 2008 than the average cost of deposits. This resulted in a decrease in the cost of due to depositors of 91 basis points to 3.47% for the three months ended December 31, 2008 compared to the three months ended December 31, 2007. The cost of borrowed funds also declined 22 basis points to 4.76% for the three months ended December 31, 2008 compared to the three months ended December 31, 2007. The average balance of the higher-costing certificates of deposit and borrowed funds increased $220.5 million and $56.4 million, respectively, for the quarter ended December 31, 2008 compared to the prior year period. In addition, the combined average balances of lower-costing savings, money market and NOW accounts increased a total of $129.7 million for the quarter ended December 31, 2008 compared to the prior year period.

The net interest margin for the three months ended December 31, 2008 decreased five basis points to 2.55% from 2.60% for the quarter ended September 30, 2008. The yield on interest-earning assets decreased 12 basis points during the quarter, while the cost of interest-bearing liabilities decreased seven basis points. Excluding prepayment penalty income, the net interest margin would have been 2.44% for the quarter ended December 31, 2008, a decrease of four basis points from 2.48% for the quarter ended September 30, 2008.

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Flushing Financial Corporation
January 27, 2009
Page Four

A provision for loan losses of $2.0 million was recorded for the three months ended December 31, 2008, a $1.0 million reduction from the $3.0 million provision for loan losses recorded for the three months ended September 30, 2008, and a $1.7 million increase from the $0.3 million that was recorded in each of the first and second quarters of 2008. The Company did not record a provision for loan losses for the three months ended December 31, 2007. The provision for loan losses recorded in the fourth quarter was primarily due to an increase in non-performing loans. This increase in non-performing loans primarily consists of mortgage loans that are located in the New York City metropolitan market. Historically, the Bank has not incurred losses on mortgage loans, primarily due to conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans and current economic uncertainties, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses in the fourth quarter of 2008.

Non-interest income was $2.9 million for the three months ended December 31, 2008, an increase of $2.8 million from $0.1 million for the three months ended December 31, 2007. A $0.3 million decline in dividends received on FHLB-NY stock was more than offset by a $3.5 million reduction in other-than-temporary impairment charges recorded during the three months ended December 31, 2008 as compared to the three months ended December 31, 2007. The other-than-temporary impairment charges in both periods were the result of reducing the carrying value of the Company’s investments in Freddie Mac and Fannie Mae preferred stocks to the preferred stocks market value.

Non-interest expense was $13.6 million for the three months ended December 31, 2008, an increase of $1.5 million, or 12.0%, from $12.2 million for the three months ended December 31, 2007. The increase is primarily attributed to increases over the period of: $0.9 million in employee salary and benefit expenses resulting from the growth of the Bank over the past twelve months and $0.7 million in other operating expenses primarily due to an increase in deposit insurance expense. The efficiency ratio was 58.0% and 57.2% for the three month periods ended December 31, 2008 and 2007, respectively.

Net income for the three months ended December 31, 2008 was $6.5 million, an increase of $2.2 million or 51.0%, as compared to $4.3 million for the three months ended December 31, 2007. Diluted earnings per share was $0.31 for the three months ended December 31, 2008, an increase of $0.09, or 40.9%, from $0.22 for the three months ended December 31, 2007.

Return on average equity was 11.0% for the three months ended December 31, 2008 compared to 7.6% for the three months ended December 31, 2007. Return on average assets was 0.7% for the three months ended December 31, 2008 compared to 0.5% for the three months ended December 31, 2007.

Earnings Summary - Year Ended December 31, 2008

For the year ended December 31, 2008, net interest income was $87.7 million, an increase of $16.8 million, or 23.7%, from $70.9 million for the year ended December 31, 2007. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $476.0 million, to $3,377.5 million for the year ended December 31, 2008, combined with an increase in the net interest spread of 20 basis points to 2.43% for the year ended December 31, 2008 from 2.23% for the comparable period in 2007. The yield on interest-earning assets decreased 25 basis points to 6.42% for the year ended December 31, 2008 from 6.67% for the year ended December 31, 2007. However, this was more than offset by a decline in the cost of funds of 45 basis points to 3.99% for the year ended December 31, 2008 from 4.44% for the comparable prior year period. The net interest margin improved 16 basis points to 2.60% for the year ended December 31, 2008 from 2.44% for the year ended December 31, 2007. Excluding prepayment penalty income, the net interest margin would have been 2.48% and 2.32% for the years ended December 31, 2008 and 2007, respectively.

The decline in the yield of interest-earning assets was primarily due to a 21 basis point reduction in the yield of the loan portfolio combined with a $168.3 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits, with each having a lower yield than the average yield of total interest-earning assets. The 21 basis point reduction in the yield of the loan portfolio to 6.69% for the year ended December 31, 2008 from 6.90% for the year ended December 31, 2007 was primarily the result of adjustable rate loans adjusting down, as rates have declined throughout 2008. Additionally, an increase in non-accrual loans has reduced the yield of the loan portfolio. The yield was positively impacted by the average rate on mortgage loans originated during the past twelve months being higher than the average rate of both the existing loan portfolio and mortgage loans which were paid-in-full during the period. The yield on the mortgage loan portfolio declined 18 basis points to 6.69% for the year ended December 31, 2008 from 6.87% for the year ended December 31, 2007. The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 17 basis points to 6.55% for the year ended December 31, 2008 from 6.72% for the year ended December 31, 2007. The decline in the yield of interest-earning assets was partially offset by an increase of $307.7 million in the average balance of the loan portfolio to $2,841.9 million for the year ended December 31, 2008.

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Flushing Financial Corporation
January 27, 2009
Page Five

The decrease in the cost of interest-bearing liabilities is primarily attributed to the FOMC lowering the overnight interest rate to a range of 0.00% to 0.25% as of December 31, 2008. Certificates of deposit, money market accounts and saving accounts decreased 53 basis points, 103 basis points and 31 basis points respectively, for the year ended December 31, 2008 compared to the year ended December 31, 2007. NOW accounts increased 93 basis points for the year ended December 31, 2008 compared to the year ended December 31, 2007 due to the introduction and promotion of new products which, although carrying a higher rate than other products in these types of accounts, had a lower rate during the year ended December 31, 2008 than the average cost of deposits. This resulted in a decrease in the cost of due to depositors of 60 basis points to 3.66% for the year ended December 31, 2008 compared to 4.26% for the year ended December 31, 2007. The cost of borrowed funds also decreased 26 basis points to 4.71% for the year ended December 31, 2008 compared to 4.97% for the year ended December 31, 2007. The average balance of higher-costing certificates of deposit and borrowed funds increased $107.3 million and $209.8 million, respectively, for the year ended December 31, 2008 compared to the prior year period. In addition, the combined average balances of lower-costing savings, money market and NOW accounts increased a total of $153.9 million for the year ended December 31, 2008 compared to the prior year period.

A provision for loan losses of $5.6 million was recorded for the year ended December 31, 2008. The Company did not record a provision for loan losses for the year ended December 31, 2007. The provision for loan losses recorded in 2008 was primarily due to an increase in non-performing loans. This increase in non-performing loans primarily consists of mortgage loans that are located in the New York City metropolitan market. Historically, the Bank has not incurred losses on mortgage loans, primarily due to conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans and current economic uncertainties, management, as a result of the regular quarterly analyses of the allowance for loans losses, deemed it necessary to record additional provisions for possible loan losses in the year ended December 31, 2008.

Non-interest income for the year ended December 31, 2008 decreased by $3.3 million, or 32.0%, to $7.0 million from $10.3 million for the year ended December 31, 2007. Increases of $17.4 million in the net gain attributed to changes in fair value of financial assets and financial liabilities carried at fair value under SFAS No. 159, $0.2 million in dividends received from FHLB-NY stock, and $0.5 million in income from Bank Owned Life Insurance were more than offset by a $0.5 million decrease in fee income and a $22.9 million increase in other-than-temporary impairment charges recorded during the year ended December 31, 2008 as compared to the year ended December 31, 2007. The other-than-temporary impairment charges in both periods were the result of reducing the carrying value of the Company’s investments in Freddie Mac and Fannie Mae preferred stocks to the preferred stocks market value. The year ended December 31, 2008 includes income of $2.4 million representing a partial recovery of a loss sustained in 2002, on a WorldCom, Inc. senior note. This amount was received as a result of a class action litigation settlement, and was included in Other Income.

Non-interest expense was $54.8 million for the year ended December 31, 2008, an increase of $4.7 million, or 9.4%, from $50.1 million for the year ended December 31, 2007. The increase from the comparable prior year period is primarily attributed to increases of: $2.6 million in employee salary and benefits, $0.6 million in professional services and $0.4 million in data processing expense, each of which is primarily attributed to the growth of the Bank over the past twelve months. Additionally, other operating expense increased $1.2 million primarily due to an increase in deposit insurance expense. The efficiency ratio was 58.4% and 60.2% for the years ended December 31, 2008 and 2007, respectively.

Net income for the year ended December 31, 2008 was $22.3 million, an increase of $2.1 million or 10.3%, as compared to $20.2 million for the year ended December 31, 2007. Diluted earnings per share was $1.10 for the year ended December 31, 2008, an increase of $0.08, or 7.8%, from $1.02 in the year ended December 31, 2007.

Return on average equity was 9.6% for the year ended December 31, 2008 compared to 9.2% for the year ended December 31, 2007. Return on average assets was 0.6% for the year ended December 31, 2008 compared to 0.7% for the year ended December 31, 2007.

Balance Sheet Summary

At December 31, 2008, total assets were $3,949.5 million, an increase of $595.0 million, or 17.7%, from $3,354.5 million at December 31, 2007. Total loans, net increased $258.5 million, or 9.6%, during the year ended December 31, 2008 to $2,960.7 million from $2,702.1 million at December 31, 2007. At December 31, 2008, loan applications in process totaled $185.4 million, compared to $201.0 million at December 31, 2007.

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Flushing Financial Corporation
January 27, 2009
Page Six

The following table shows loan originations and purchases for the periods indicated.

	For the three months ended December 31,		For the year ended December 31,

(In thousands)	2008	2007	2008	2007

Multi-family residential	$34,956	$64,111	$153,023	$231,342
Commercial real estate	59,565	31,029	182,357	168,342
One-to-four family – mixed-use property	12,446	30,176	118,270	159,331
One-to-four family – residential	11,348	10,117	120,422	37,225
Construction	5,764	16,378	30,673	54,151
Commercial business and other loans	14,491	26,336	62,855	107,033

Total	$138,570	$178,147	$667,600	$757,424

Loan purchases included in the table above totaled $65.3 million and $11.6 million for twelve months ended December 31, 2008 and December 31, 2007, respectively. Loan purchases totaled $2.5 million for the three months ended December 31, 2007. There were no loan purchases for the three months ended December 31, 2008.

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s conservative underwriting standards. Although non-accrual loans have increased, the Bank has been able to minimize charge-offs of losses from impaired loans and maintain asset quality. As of December 31, 2008, using the current principal balance and the appraised value at time of origination, the average loan to value ratio for the non-performing mortgage loans was less than 60%. The increase in non-accrual loans in the quarter ended December 31, 2008 includes a commercial real estate mortgage loan in the amount of $4.0 million. This property was reappraised in the fourth quarter of 2008 at a value of $6.0 million. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. When deemed appropriate, the Bank will develop short-term payment plans that enable borrowers to bring their loans current. The Bank reviews its delinquencies on a loan by loan basis, diligently exploring ways to help borrowers meet their obligations and return them back to current status as soon as possible. The Bank has recently increased staffing that handles the delinquent loans by hiring people experienced in loan workouts. The Company’s non-performing assets were $40.7 million at December 31, 2008 an increase of $34.8 million from $5.9 million at December 31, 2007 and an increase of $20.2 million from $20.5 million at September 30, 2008. Total non-performing assets as a percentage of total assets was 1.03% at December 31, 2008 compared to 0.18% at December 31, 2007. The ratio of allowance for loan losses to total non-performing loans was 28% at December 31, 2008 compared to 113% at December 31, 2007.

During the year ended December 31, 2008, mortgage-backed securities increased $312.0 million to $674.8 million, while other securities decreased $4.9 million to $72.5 million. During the year ended December 31, 2008, there were purchases of $473.9 million of mortgage-backed securities, of which $264.2 million were purchased during the three months ended December 31, 2008. Mortgage-backed securities increased during the three months and year ended December 31, 2008 primarily to support the activities of Flushing Commercial Bank. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $3,648.0 million at December 31, 2008, an increase of $527.1 million, or 16.9%, from December 31, 2007. During the year ended December 31, 2008, due to depositors increased $434.7 million to $2,437.6 million, with $211.8 million of the increase occurring at Flushing Commercial Bank. The deposit growth was achieved through increases of $269.1 million in certificates of deposit and $165.6 million in core deposits. The increase in certificates of deposit is attributed to an increase in brokered deposits of $183.2 million combined with an increase of $85.9 million in retail certificates of deposit. Borrowed funds increased $66.4 million to partially fund balance sheet growth. In addition, mortgagors’ escrow deposits increased $8.7 million during the twelve months ended December 31, 2008.

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Flushing Financial Corporation
January 27, 2009
Page Seven

Total stockholders’ equity increased $67.8 million, or 29.0%, to $301.5 million at December 31, 2008 from $233.7 million at December 31, 2007. During the fourth quarter the Company received $70.0 million from the Treasury under the CPP in exchange for 70,000 shares of preferred stock (which pays a cumulative dividend at a rate of 5.0% for the first five years), and a warrant to purchase 751,611 shares of the Company’s common stock at an exercise price of $13.97 per share. The remaining decrease in stockholders’ equity was the result of net income of $22.3 million for the year ended December 31, 2008, which was more than offset by: a net after-tax decrease of $15.2 million on the market value of securities available for sale, $10.4 million of cash dividends declared and paid, unrecognized actuarial losses in the Company’s postretirement benefit plans increased $4.2 million on an after-tax basis, and a $1.1 million charge as a result of the adoption of EITF Issue No. 06-4, which requires the accrual of the postretirement cost of endorsement split-dollar life insurance arrangements with employees. The exercise of stock options increased stockholders’ equity by $2.9 million, including the income tax benefit realized by the Company upon the exercise of the options. Book value per common share was $10.77 at December 31, 2008 and $10.96 per share at December 31, 2007.

In December 2008 the Company filed a shelf registration statement with the Securities and Exchange Commission under which it registered a total of $170.0 million of various securities for possible issuance. The preferred stock and warrants issued to the Treasury will be registered under this shelf registration. At the present time, the Company does not have any plans to register additional securities for issuance under this shelf registration statement.

The Company did not repurchase any shares during the quarter ended December 31, 2008 under its current stock repurchase program. At December 31, 2008, 362,050 shares remain to be repurchased under the current stock repurchase program. As a condition of the Company’s participation in the Treasury’s CPP, shares may not be repurchased for the next three years without approval of the Treasury unless the preferred shares are redeemed or transferred to a third party. As of the date of this release, the Company has not requested approval from the Treasury to repurchase shares.

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Flushing Financial Corporation
January 27, 2009
Page Eight

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that have not adopted the fair value option of SFAS No. 159. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by subtracting or adding back the fair value gain or loss recorded under SFAS No.159 and the income or expense of certain non-recurring items listed below.

	Three Months Ended			Year Ended

	December 31, 2008	December 31, 2007	September 30 2008	December 31, 2008	December 31, 2007

	(In thousands, except per share data)

GAAP net income	$6,479	$4,291	$2,130	$22,259	$20,185
Net gain under SFAS No. 159, net of tax	(782)	(964)	(11,452)	(11,150)	(1,500)
Other-than-temporary impairment charge, net of tax	645	2,632	14,660	15,305	2,632
Net gain on sale of securities, net of tax	—	—	(197)	(197)	—
Partial recovery of WorldCom, Inc. loss, net of tax	4	—	5	(1,343)	—

Core net income	$6,346	$5,959	$5,146	$24,874	$21,317

GAAP diluted earnings per share	$0.31	$0.22	$0.11	$1.10	$1.02
Net gain under SFAS No. 159, net of tax	(0.03)	(0.05)	(0.57)	(0.55)	(0.08)
Other-than-temporary impairment charge, net of tax	0.03	0.13	0.72	0.76	0.13
Net gain on sale of securities, net of tax	—	—	(0.01)	(0.01)	—
Partial recovery of WorldCom, Inc. loss, net of tax	—	—	—	(0.07)	—

Core diluted earnings per share	$0.31	$0.30	$0.25	$1.23	$1.07

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Flushing Financial Corporation
January 27, 2009
Page Nine

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingsavings.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

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Flushing Financial Corporation	January 27, 2009– Page Ten

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share data)	December 31, 2008	December 31, 2007

	(Unaudited)
ASSETS
Cash and due from banks	$30,404	$36,148
Securities available for sale:
Mortgage-backed securities	674,764	362,729
Other securities	72,497	77,371
Loans:
Multi-family residential	999,185	964,455
Commercial real estate	752,120	625,843
One-to-four family ― mixed-use property	751,952	686,921
One-to-four family ― residential	238,711	161,666
Co-operative apartments	6,566	7,070
Construction	103,626	119,745
Small Business Administration	19,671	18,922
Taxi medallion	12,979	68,250
Commercial business and other	69,759	41,796
Net unamortized premiums and unearned loan fees	17,121	14,083
Allowance for loan losses	(11,028)	(6,633)

Net loans	2,960,662	2,702,118
Interest and dividends receivable	18,473	15,768
Bank premises and equipment, net	22,806	23,936
Federal Home Loan Bank of New York stock	47,665	42,669
Bank owned life insurance	57,499	52,260
Goodwill	16,127	16,127
Core deposit intangible	2,342	2,810
Other assets	46,232	22,583

Total assets	$3,949,471	$3,354,519

LIABILITIES
Due to depositors:
Non-interest bearing	$69,624	$69,299
Interest-bearing:
Certificate of deposit accounts	1,436,450	1,167,399
Savings accounts	359,595	354,746
Money market accounts	306,178	340,694
NOW accounts	265,762	70,817

Total interest-bearing deposits	2,367,985	1,933,656
Mortgagors’ escrow deposits	31,225	22,492
Borrowed funds	1,138,949	1,072,551
Other liabilities	40,196	22,867

Total liabilities	3,647,979	3,120,865

STOCKHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; 70,000 shares issued at December 31, 2008, none issued at December 31, 2007; liquidation preference value of $70,000)	1	—
Common stock ($0.01 par value; 40,000,000 shares authorized; 21,625,709 shares and 21,321,564 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively)	216	213
Additional paid-in capital	150,662	74,861
Treasury stock (None at December 31, 2008 and 2007, respectively)	—	—
Unearned compensation	(1,300)	(2,110)
Retained earnings	172,216	161,598
Accumulated other comprehensive loss, net of taxes	(20,303)	(908)

Total stockholders’ equity	301,492	233,654

Total liabilities and stockholders’ equity	$3,949,471	$3,354,519

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Flushing Financial Corporation	January 27, 2009 – Page Eleven

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the three months ended December 31,		For the year ended December 31,

(Dollars in thousands, except per share data)	2008	2007	2008	2007

Interest and dividend income
Interest and fees on loans	$47,761	$46,117	$190,004	$174,987
Interest and dividends on securities:
Interest	7,411	5,107	23,363	16,687
Dividends	475	810	2,740	1,181
Other interest income	61	370	594	707

Total interest and dividend income	55,708	52,404	216,701	193,562

Interest expense
Deposits	19,804	21,166	76,754	78,017
Other interest expense	13,113	13,011	52,218	44,607

Total interest expense	32,917	34,177	128,972	122,624

Net interest income	22,791	18,227	87,729	70,938
Provision for loan losses	2,000	—	5,600	—

Net interest income after provision for loan losses	20,791	18,227	82,129	70,938

Non-interest income
Loan fee income	534	677	2,585	3,171
Banking services fee income	406	429	1,638	1,566
Net gain on sale of loans held for sale	18	90	151	359
Net gain on sale of loans	(136)	117	(151)	341
Other-than-temporary impairment charge on securities	(1,255)	(4,710)	(27,575)	(4,710)
Net gain on sale of securities	—	—	354	—
Net gain from fair value adjustments	1,476	1,725	20,090	2,685
Federal Home Loan Bank of New York stock dividends	399	735	2,863	2,654
Bank owned life insurance	573	448	2,239	1,743
Other income	902	558	4,774	2,444

Total non-interest income	2,917	69	6,968	10,253

Non-interest expense
Salaries and employee benefits	6,361	5,418	26,160	23,564
Occupancy and equipment	1,599	1,659	6,528	6,527
Professional services	1,613	1,698	5,828	5,220
Data processing	994	1,033	3,958	3,605
Depreciation and amortization	603	623	2,407	2,417
Other operating expenses	2,455	1,737	9,900	8,743

Total non-interest expense	13,625	12,168	54,781	50,076

Income before income taxes	10,083	6,128	34,316	31,115

Provision for income taxes
Federal	2,827	1,652	9,769	9,272
State and local	777	185	2,288	1,658

Total taxes	3,604	1,837	12,057	10,930

Net income	$6,479	$4,291	$22,259	$20,185

Basic earnings per common share	$0.32	$0.22	$1.11	$1.03
Diluted earnings per common share	$0.31	$0.22	$1.10	$1.02
Dividends per common share	$0.13	$0.12	$0.52	$0.48

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Flushing Financial Corporation	January 27, 2009 – Page Twelve

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	At or for the three months ended December 31,				At or for the year ended December 31,

	2008		2007		2008		2007

Per Share Data
Basic earnings per common share	$0.32		$0.22		$1.11		$1.03
Diluted earnings per common share	$0.31		$0.22		$1.10		$1.02
Average number of common shares outstanding for:
Basic earnings per common share computation	20,131,251		19,721,998		19,999,588		19,624,965
Diluted earnings per common share computation	20,219,696		19,930,865		20,170,633		19,861,491
Book value per common share (based on 21,625,709 and 21,321,564 shares outstanding at December 31, 2008 and 2007, respectively)	$10.77		$10.96		$10.77		$10.96

Average Balances
Total loans, net	$2,927,805		$2,676,660		$2,841,933		$2,534,250
Total interest-earning assets	3,573,889		3,151,483		3,377,449		2,901,435
Total assets	3,749,900		3,323,689		3,561,826		3,066,401
Total due to depositors	2,281,756		1,931,553		2,092,628		1,831,394
Total interest-bearing liabilities	3,423,380		3,011,371		3,235,727		2,761,618
Stockholders’ equity	235,600		227,078		233,073		220,607

Performance Ratios (1)
Return on average assets	0.69%		0.52%		0.62%		0.66%
Return on average equity	11.00		7.56		9.55		9.15
Yield on average interest-earning assets	6.24		6.65		6.42		6.67
Cost of average interest-bearing liabilities	3.85		4.54		3.99		4.44
Interest rate spread during period	2.39		2.11		2.43		2.23
Net interest margin	2.55		2.31		2.60		2.44
Non-interest expense to average assets	1.45		1.46		1.54		1.63
Efficiency ratio	58.01		57.18		58.40		60.20
Average interest-earning assets to average interest-bearing liabilities	1.04	X	1.05	X	1.04	X	1.05	X

(1)	Ratios for the three months ended December 31, 2008 and 2007 are presented on an annualized basis.

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Flushing Financial Corporation	January 27, 2009 – Page Thirteen

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	At or for the year ended December 31, 2008	At or for the year ended December 31, 2007

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	7.92%	7.27%
Leverage and core capital (minimum requirement = 3%)	7.92	7.27
Total risk-based capital (minimum requirement = 8%)	13.02	11.20

Capital ratios:
Average equity to average assets	6.54%	7.19%
Equity to total assets	7.63	6.97

Asset quality:
Non-accrual loans	$38,659	$5,140
Non-performing loans	39,972	5,893
Non-performing assets	40,704	5,893
Net charge-offs	1,205	424

Asset quality ratios:
Non-performing loans to gross loans	1.35%	0.22%
Non-performing assets to total assets	1.03	0.18
Allowance for loan losses to gross loans	0.37	0.25
Allowance for loan losses to non-performing assets	27.09	112.57
Allowance for loan losses to non-performing loans	27.59	112.57

Full-service customer facilities	15	14

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Flushing Financial Corporation	January 27, 2009 – Page Fourteen

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the three months ended December 31,

	2008				2007

	Average Balance	Interest	Yield/ Cost		Average Balance	Interest	Yield/ Cost

Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,828,498	$46,334	6.55%		$2,556,546	$43,811	6.85%
Other loans, net (1)	99,307	1,427	5.75		120,114	2,306	7.68

Total loans, net	2,927,805	47,761	6.53		2,676,660	46,117	6.89

Mortgage-backed securities	531,830	6,949	5.23		363,215	4,697	5.17
Other securities	76,353	937	4.91		79,156	1,220	6.17

Total securities	608,183	7,886	5.19		442,371	5,917	5.35

Interest-earning deposits and federal funds sold	37,901	61	0.64		32,452	370	4.56

Total interest-earning assets	3,573,889	55,708	6.24		3,151,483	52,404	6.65

Other assets	176,011				172,206

Total assets	$3,749,900				$3,323,689

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$355,349	1,776	2.00		$349,158	2,482	2.84
NOW accounts	225,141	1,441	2.56		65,666	350	2.13
Money market accounts	298,990	2,208	2.95		334,946	3,654	4.36
Certificate of deposit accounts	1,402,276	14,363	4.10		1,181,783	14,664	4.96

Total due to depositors	2,281,756	19,788	3.47		1,931,553	21,150	4.38
Mortgagors’ escrow accounts	39,402	16	0.16		33,976	16	0.19

Total deposits	2,321,158	19,804	3.41		1,965,529	21,166	4.31
Borrowed funds	1,102,222	13,113	4.76		1,045,842	13,011	4.98

Total interest-bearing liabilities	3,423,380	32,917	3.85		3,011,371	34,177	4.54

Non interest-bearing deposits	67,112				65,757
Other liabilities	23,808				19,483

Total liabilities	3,514,300				3,096,611
Equity	235,600				227,078

Total liabilities and equity	$3,749,900				$3,323,689

Net interest income / net interest rate spread		$22,791	2.39%			$18,227	2.11%

Net interest-earning assets / net interest margin	$150,509		2.55%		$140,112		2.31%

Ratio of interest-earning assets to interest-bearing liabilities			1.04	X			1.05	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.8 million and $0.9 million for the three-month periods ended December 31, 2008 and 2007, respectively.

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Flushing Financial Corporation	January 27, 2009 – Page Fifthteen

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the year ended December 31,

	2008				2007

	Average Balance	Interest	Yield/ Cost		Average Balance	Interest	Yield/ Cost

Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,731,823	$182,832	6.69%		$2,438,479	$167,537	6.87%
Other loans, net (1)	110,110	7,172	6.51		95,771	7,450	7.78

Total loans, net	2,841,933	190,004	6.69		2,534,250	174,987	6.90

Mortgage-backed securities	420,815	21,836	5.19		300,196	14,945	4.98
Other securities	82,351	4,267	5.18		51,767	2,923	5.65

Total securities	503,166	26,103	5.19		351,963	17,868	5.08

Interest-earning deposits and federal funds sold	32,350	594	1.84		15,222	707	4.64

Total interest-earning assets	3,377,449	216,701	6.42		2,901,435	193,562	6.67

Other assets	184,377				164,966

Total assets	$3,561,826				$3,066,401

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$365,885	7,793	2.13		$310,457	7,574	2.44
NOW accounts	147,003	3,688	2.51		57,915	913	1.58
Money market accounts	303,776	9,704	3.19		294,402	12,425	4.22
Certificate of deposit accounts	1,275,964	55,501	4.35		1,168,620	57,029	4.88

Total due to depositors	2,092,628	76,686	3.66		1,831,394	77,941	4.26
Mortgagors’ escrow accounts	35,465	68	0.19		32,403	76	0.23

Total deposits	2,128,093	76,754	3.61		1,863,797	78,017	4.19
Borrowed funds	1,107,634	52,218	4.71		897,821	44,607	4.97

Total interest-bearing liabilities	3,235,727	128,972	3.99		2,761,618	122,624	4.44

Non interest-bearing deposits	71,613				65,508
Other liabilities	21,413				18,668

Total liabilities	3,328,753				2,845,794
Equity	233,073				220,607

Total liabilities and equity	$3,561,826				$3,066,401

Net interest income / net interest rate spread		$87,729	2.43%			$70,938	2.23%

Net interest-earning assets / net interest margin	$141,722		2.60%		$139,817		2.44%

Ratio of interest-earning assets to interest-bearing liabilities			1.04	X			1.05	X

(1)

Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $3.7 million and $3.7 million for the years ended December 31, 2008 and 2007, respectively.

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